EXHIBIT 99.1 News Release

Contacts:

Beci Brenton
Beci.Brenton@hii-co.com
202-264-7143

PHOTO RELEASE--Huntington Ingalls Industries Announces
Irwin F. Edenzon’s Retirement as Ingalls Shipbuilding’s President
and Related Promotion of Brian Cuccias as President, Ingalls Shipbuilding

Changes to take place in second quarter 2014

NEWPORT NEWS, Va. (Dec. 13, 2013) - Huntington Ingalls Industries (NYSE:HII) announced today that Irwin F. Edenzon will retire on Dec. 1, 2014. Edenzon is currently corporate vice president and president of Ingalls Shipbuilding, a division of Huntington Ingalls Industries. Although Edenzon will not officially retire until December 2014, he will step down as president on March 31, 2014, and the HII Board of Directors has elected Brian Cuccias to succeed Edenzon in the position of corporate vice president and president of Ingalls Shipbuilding, effective April 1, 2014.

Photos accompanying this release are available at: http://newsroom.huntingtoningalls.com/Content/Detail.aspx?ReleaseID=888&NewsAreaID=2&ClientID=1.

Edenzon was named as Ingalls Shipbuilding president in 2011 and is responsible for all programs and operations at Ingalls Shipbuilding. Prior to this position and since 2008, he served as sector vice president and general manager for Northrop Grumman Shipbuilding-Gulf Coast. Prior to this appointment, he held several positions of increased responsibility, to include director of future carrier programs and senior vice president of technology development and fleet support for the former Northrop Grumman Newport News.

“Irwin built a solid team that has accomplished exactly what we set out to do back in 2008,” said HII President and CEO Mike Petters. “He and his team have focused on safety, quality, cost and schedule performance, and we’ve seen substantial and significant improvement in every one of these areas under Irwin’s leadership. He has led Ingalls through some of its toughest challenges during his tenure as president and helped put us back on course.”

After Edenzon steps down as Ingalls Shipbuilding president, he will assist with the transition and continue to report to Petters until his retirement.

Brian Cuccias, who will report to Petters effective April 1, 2014, currently serves as the vice president, amphibious ship programs, for Ingalls Shipbuilding and will become vice president, program management, effective Jan. 6, 2014, until he assumes the president role in April. In this role, he will have responsibility for all program and financial aspects, including solicitations, program execution and financial performance of all Ingalls Shipbuilding programs, to include large-deck amphibious ships (LHA 6, LHA 7 and capture of LHA 8) as well as LPD and LPD variant ships production, surface combatants and U.S. Coast Guard ship programs.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com/media

“Brian is an experienced and well-respected leader throughout our industry,” Petters said. “He has demonstrated that he has the leadership skills, fortitude and vision to lead the Ingalls Shipbuilding team to success in what will be a challenging future.”

Cuccias’ shipbuilding career began in 1979 when he joined Litton Data Systems as a financial analyst on several Navy programs. Since that time, he has held positions of increasing responsibility, to include assistant to the group vice president of Avondale Industries, sector vice president, material, for Northrop Grumman Ship Systems, and DDG(X) and DDG 1000 program manager and vice president. In 2008 Cuccias was the vice president, surface combatants, for Northrop Grumman Shipbuilding, which included the DDG 51 Arleigh Burke-class destroyers, DDG 1000 Zumwalt-class destroyers and the U.S. Coast Guard campaigns. Most recently and prior to his current position, he was the vice president, large-deck amphibious ships (LHA 6, LHA 7 and capture of LHA 8).

Cuccias earned a bachelor of science degree in accounting from the University of South Alabama. He also attended Harvard Management, Leadership and Financial Skills, and the Wharton School of Business Executive Education program.

Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder at its Newport News Shipbuilding and Ingalls Shipbuilding divisions. Employing more than 37,000 in Virginia, Mississippi, Louisiana and California, HII also provides a wide variety of products and services to the commercial energy industry and other government customers, including the Department of Energy. For more information about HII, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com